701 Ninth Street, NW Washington, DC 20068 202-872-2590 202-872-2472 wtorgerson@pepco.com
William T. Torgerson Vice Chairman and General Counsel

September 13, 2004
Pepco Holdings, Inc. 701 Ninth Street, NW Washington, DC 20068
Ladies and Gentlemen:

                        I am Vice Chairman and General Counsel of Pepco Holdings, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the offer and sale by the Company of up to 14,950,000 shares of its common stock, par value $.01 per share (the "Offered Common Stock"), under and pursuant to the Registration Statement on Form S-3, Registration No. 333-104350 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), which was declared effective by the Securities and Exchange Commission (the "Commission") on May 6, 2003, the Prospectus, dated May 6, 2003, included in the Registration Statement, and a Prospectus Supplement, dated September 9, 2004 and filed with Commission pursuant to Rule 424(b) under the Securities Act on September 10, 2004, and the Purchase Agreement, dated as of September 9, 2004 (the "Purchase Agreement"), by and among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC and each of the Underwriters named on Schedule A of the Purchase Agreement.

                        In connection with this opinion, I, or my representatives, have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company's representatives.

                        Based upon the foregoing, I am of the opinion that the Offered Common Stock has been duly authorized and, if and when issued and delivered by the Company in accordance with the terms of the Purchase Agreement against payment of the consideration set forth in the Purchase Agreement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement.
Very truly yours, /s/ William T. Torgerson, Esq.